                                                                       EXHIBIT 4

                          FIRST SUPPLEMENTAL INDENTURE

     THIS FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), is made and entered into as of June 1, 2001, by and between Sizeler Property Investors, Inc., a Delaware corporation (the "Company"), Sizeler Property Investors, Inc., a Maryland corporation ("Sizeler Maryland"), and Chase Manhattan Trust Company, National Association a national banking association, as successor trustee under the Indenture referred to below (the "Trustee").

                                   RECITALS:

     1. Pursuant to the Indenture (the "Indenture"), dated as of May 13, 1993, between the Company and Ameritrust Texas National Association, the original trustee, the Company has duly issued its Convertible Subordinated Debentures due 2003 (collectively, the "Securities"), which Securities originally consisted of an aggregate principal amount of $65,000,000 plus interest at a rate of 8.0% per annum;

     2. The Company and Sizeler Maryland have entered into an Agreement and Plan of Merger dated as of May 1, 2001 (the "Merger Agreement") pursuant to which, at the Effective Time (as defined in the Merger Agreement), the Company will be merged with and into Sizeler Maryland, with Sizeler Maryland being the surviving corporation (the "Merger");

     3. Upon consummation of the Merger, all of the debts, liabilities, duties and obligations of the Company will become the debts, liabilities, duties and obligations of Sizeler Maryland, including, without limitation, the debts, liabilities, duties and obligations of the Company under the Indenture;

     4. Section 5.01 of the Indenture provides in pertinent part that the Company may consummate the Merger subsequent to the issuance of the Securities, and in the event of such Merger, Sizeler Maryland shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company under the Securities and the Indenture;

     5. Section 5.01 of the Indenture provides in pertinent part that in connection with the Merger, the Company is required to deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the Merger and the supplemental indenture in respect thereto comply with the provisions described in the Indenture;

     6. Section 5.02 of the Indenture provides in pertinent part that upon the Merger, the successor corporation or trust into which the Company is merged shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if such successor corporation or trust had been named as the Company therein;
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     7. Section 9.01 of the Indenture provides in pertinent part that the
Company and the Trustee may amend or supplement the Indenture or the Securities without the consent of any Holder of a Security in order to comply with Section
5.01 of the Indenture;

     8. All things necessary to make this Supplemental Indenture a valid and binding agreement of Sizeler Maryland in accordance with its terms have been done;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto do hereby agree as follows:

     SECTION 1. Sizeler Maryland hereby expressly assumes all of the obligations of the Company under the Securities and the Indenture, including the performance of every covenant, agreement and obligation on the part of the Company under the Indenture.

     SECTION 2. Pursuant to Section 5.02 of the Indenture, Sizeler Maryland hereby succeeds to, and is substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if Sizeler Maryland had been named as the Company therein.

     SECTION 3. After the execution and delivery of this Supplemental Indenture, any Securities authenticated and delivered in substitution for, or in lieu of, Securities then outstanding and all Securities presented or delivered to the Trustee on and after such date for such purpose shall be stamped, typed or otherwise affixed with a notation as follows:

     SIZELER PROPERTY INVESTORS, INC., A MARYLAND CORPORATION ("SIZELER MARYLAND"), HAS EXPRESSLY ASSUMED ALL OF THE OBLIGATIONS OF SIZELER PROPERTY INVESTORS, INC., A DELAWARE CORPORATION ("SIZELER DELAWARE") UNDER THE INDENTURE, INCLUDING THE PERFORMANCE OF EVERY COVENANT, AGREEMENT AND OBLIGATION ON THE PART OF SIZELER DELAWARE UNDER THE INDENTURE. REFERENCE IS HEREBY MADE TO THE FIRST SUPPLEMENTAL INDENTURE, DATED AS OF JUNE 1, 2001, COPIES OF WHICH ARE ON FILE WITH THE TRUSTEE.

     SECTION 4. The Trustee accepts this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby supplemented.

     SECTION 5. The Indenture, supplemented as hereinabove set forth, is in all respects ratified and confirmed, and the terms and conditions thereof, supplemented as hereinabove set forth, shall be and remain in full force and effect.

     SECTION 6. The recitals contained in this Supplemental Indenture shall be taken
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as the statements of Sizeler Maryland and the Company, and the Trustee shall have no responsibility for their correctness.

     SECTION 7. This Supplemental Indenture shall become effective upon, and simultaneously with, the Effective Date of the Merger.

     SECTION 8. The laws of the State of New York shall govern this Supplemental Indenture without regard to principles of conflicts of laws.

     SECTION 9. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 10. Capitalized terms not otherwise defined herein are defined as set forth in the Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.


                              SIZELER PROPERTY INVESTORS, INC.
                              a Delaware Corporation


                              By:  /s/ Thomas A. Masilla, Jr.
                                 --------------------------------------
                                 Thomas A. Masilla, Jr.,  President


                              SIZELER PROPERTY INVESTORS, INC.
                              a Maryland Corporation


                              By:  /s/ Thomas A. Masilla, Jr.
                                 --------------------------------------
                                 Thomas A. Masilla, Jr., President


                              CHASE MANHATTAN TRUST COMPANY,
                               NATIONAL ASSOCIATION


                              By:  /s/ Robert Schmidt
                                 --------------------------------------
                                 Name:  Robert Schmidt
                                 Title: Vice President